Exhibit 99.4

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Exchange and Offer to Purchase for Cash	Offer to Purchase for Cash
relating to any and all 3.25% Convertible Subordinated Notes due 2026 (CUSIP No. 448407AF3)	relating to up to $26,666,000 of 8.50% Convertible Senior Notes due 2026 (CUSIP No. 448407AG1)

Pursuant to the Preliminary Prospectus and Offer to Purchase Dated March 21, 2012

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed preliminary prospectus and offer to purchase dated March 21, 2012 (as it may be supplemented from time to time, the “Prospectus”), and set forth in the related Outstanding 3.25% Notes Letter of Transmittal and Outstanding 8.50% Notes Letter of Transmittal (collectively, and as any may be supplemented or amended from time to time, the “Letters of Transmittal”), Hutchinson Technology Incorporated (the “Company”) is offering to (1) exchange any and all of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”) held by holders for its 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”), in an amount equal to $900 principal amount of New Notes for each $1,000 principal amount of Outstanding 3.25% Notes exchanged (the “Exchange Option”), (2) purchase for cash up to $34,685,000 aggregate principal amount of its Outstanding 3.25% Notes, in an amount equal to $800 in cash for each $1,000 principal amount of Outstanding 3.25% Notes tendered (the “Tender Option and, together with the Exchange Option, the “3.25% Tender/Exchange Offer”), and (3) to the extent that proceeds from the Private Placement (as defined in the Prospectus) exceed the amount necessary to fund the purchase of Outstanding 3.25% Notes pursuant to the Tender Option, apply an amount of cash equal to the lesser of any such excess Private Placement Proceeds and $20.0 million to offer to purchase for cash up to $26,666,000 aggregate principal amount of its 8.50% Convertible Senior Notes due 2026 (the “Outstanding 8.50% Notes”), in an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes tendered (the “Outstanding 8.50% Notes Tender Offer” and, together with the 3.25% Tender/Exchange Offer, the “Offers”).

In connection with the Offers, we are requesting that you contact your clients for whom you hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes registered in your name or in the name of your nominee, or who hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	the Prospectus;

2.	the Letters of Transmittal for your use and for the information of your clients; and

3.	a form of letter that may be sent to your clients for whose account you hold Outstanding 3.25% Notes and/or Outstanding 8.50% Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offers.

YOUR PROMPT ACTION IS REQUESTED. THE 3.25% TENDER/EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MARCH 28, 2012, WHICH WE REFER TO AS THE “3.25% EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US, AND THE OUTSTANDING 8.50%, NOTES TENDER OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON APRIL 12, 2012, WHICH WE REFER TO AS THE “8.50% EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OUTSTANDING 3.25% NOTES AND OUTSTANDING 8.50% NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 9:00 A.M., NEW YORK CITY TIME, ON THE APPLICABLE EXPIRATION DATE. OUTSTANDING 3.25% NOTES AND OUTSTANDING 8.50% NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE APPLICABLE EXPIRATION DATE WILL REMAIN OUTSTANDING.

To participate in the 3.25% Tender/Exchange Offer, a duly executed and properly completed Outstanding 3.25% Notes Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Outstanding 3.25% Notes Letter of Transmittal. To participate in the Outstanding 8.50% Notes Tender Offer, a duly executed and properly completed Outstanding 8.50% Notes Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Outstanding 8.50% Notes Letter of Transmittal. Outstanding 3.25% Notes and Outstanding 8.50% Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

Any questions you may have with respect to the Offers, or requests for additional copies of the enclosed materials, should be directed to the information agent for the Offers, whose address and telephone numbers are located on each of the Letters of Transmittal.

Very truly yours,

/s/ Hutchinson Technology Incorporated

Hutchinson Technology Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HUTCHINSON TECHNOLOGY INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTERS OF TRANSMITTAL.